                            Independent Accountants' Report

The Board of Directors
Navistar Financial Corporation:

We have examined Navistar  Financial  Corporation's  (the Company)  compliance with the minimum  servicing  requirements as set forth in Sections 3.02, and 8.07 and Article IV
Sections 4.02, 4.03,  4.04, and 4.05 of the Pooling and Servicing  Agreement dated June
8, 1995  (the  Servicing  Agreement)  as filed at  Exhibit  4.1 to  Navistar  Financial
Securities  Corporation's  Form 8-K dated  December 12, 2003 as  subsequently  amended, supplemented,  amended and restated,  or otherwise  modified from time to time, for the servicing of the receivables for the Navistar  Financial  Dealer Note Master Trust (the
"Trust") as of and for the year ended  October 31, 2005.  The  Company's  management is responsible  for this  assertion.  Our  responsibility  is to  express  an  opinion  on management's assertion based on our examination.

Our examination was conducted in accordance with attestation  standards  established by the American  Institute of Certified  Public  Accountants  and,  accordingly,  included examining,  on a test basis, evidence supporting  management's assertion and performing such other  procedures  as we  considered  necessary in the  circumstances.  We believe that our  examination  provides a  reasonable  basis for our opinion.  Our  examination
does  not  provide  a  legal  determination  on  the  Company's   compliance  with  the
aforementioned minimum servicing requirements.

With respect to servicing criterion 8.07,  management's  assertion indicates that there were no activities  performed  during the year ended October 31, 2005 by the Trust,  as there were no  occurrences  of events that would  require the  Servicer to perform such activities.

Our  examination  disclosed  the  following  material  noncompliance  with the  minimum servicing  requirements  set forth in the  Servicing  Agreement  during  the year ended
October 31, 2005:  Section  4.02(a)(ii)  of the  Servicing  Agreement  states that "net income and earnings  (less  investment  expense) on funds on deposit  shall be included in the  calculation  of  investment  income for the relevant due period." We noted that for Series 2005-1,  there were two instances  identified  (February 2005 and July 2005)
where the interest income was not included in the calculation of investment income.

In our  opinion,  except for the  material  noncompliance  described  in the  preceding paragraph,  the Company complied,  in all material  respects,  with the  aforementioned minimum servicing standards as of and for the year ended October 31, 2005 .

                                            \s\KPMG, LLP

January 30, 2009